EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of American Financial Group, Inc. for the registration of an additional 3,000,000 shares of Common Stock pertaining to the 2005 Stock Incentive Plan of our report dated February 26, 2010, with respect to the consolidated financial statements and schedules of American Financial Group, Inc. and the effectiveness of internal control over financial reporting of American Financial Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009,  filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Cincinnati, Ohio
November 3, 2010